September 23, 2016

M3Sixty Funds Trust
 Cognios Large Cap Growth Fund
Cognios Large Cap Value Fund
 4520 Main Street, Suite 1425
Kansas City, MO 64111

Ladies and Gentlemen:

This letter is in response to your request for our opinion, as counsel to M3Sixty Funds Trust (the “Trust”), in connection with the filing of Pre-Effective Amendment No. 2 under the Securities Act of 1933, as amended, and Pre-Effective Amendment No. 2 under the Investment Company Act of 1940, as amended, (the “Amendment”) to the Registration Statement, File Nos. 333-206491 and 811-23089 (the “Registration Statement”), of the Trust.  The Amendment is being filed to create an indefinite number of shares of beneficial interest (the “Shares”) of two new series of the Trust, the Cognios Large Cap Growth Fund and the Cognios Large Cap Value Fund (each, a “Fund” and, collectively, the “Funds”).

We have examined a copy of the Trust Instrument, as amended, the Trust’s record of the various actions by the Trustees thereof, the Registration Statement, the Amendment, the Prospectus and Statement of Additional Information of the Funds, certain agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and, such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the Amendment is effective for purposes of applicable United States federal securities laws, the Shares of each Fund, if issued in accordance with the then-current Prospectus and Statement of Additional Information of each Fund, will be validly issued, fully paid and non-assessable.  Purchasers of the Shares will have no obligation to make any further payments for the purchase of Shares of the Funds solely by reason of their ownership of the Shares.

The opinions expressed herein are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the United States federal securities laws that are applicable to equity securities issued by registered open-end investment companies.  We express no opinion as to the effect of the laws of any other jurisdiction.  We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter of the agreements and documents referred to herein, including without limitation the enforceability of the governing law provisions contained in such agreements and documents.  We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in law that may hereafter occur.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Amendment to the Registration Statement and to the reference to our firm in the related Statement of Additional Information under the caption “Legal Counsel”.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.

M3Sixty Funds Trust
September 23, 2016

This letter deals only with the specific legal issues it explicitly addresses.  Accordingly, an express opinion concerning a particular legal issue does not address any other matters.  An express opinion includes an implied opinion only if it is both essential to the legal conclusion reached by the express opinion and, based upon prevailing norms and expectations among experienced lawyers in the State, reasonable in the circumstances.  Further we do not opine as to the effect of federal or state securities, antitrust, labor, employee benefit, intellectual property, environmental, tax, criminal or local law.

Only the Funds are entitled to rely upon or to assert any legal rights based upon this letter and may rely on this letter only for purposes contemplated by the Amendment.  The Funds may not rely on this letter for any legal or other analysis beyond that set forth in this letter.

This letter speaks only as of its date.  We have no obligation to advise the addressee (or any third party) of changes of law or fact that occur after the date of this letter, regardless of whether the change may affect the legal analysis, a legal conclusion or an informational confirmation in this letter.

Very truly yours,

/s/Graydon Head & Ritchey LLP

Graydon Head & Ritchey LLP